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                                                                   EXHIBIT 10(X)

Version used for participants with a policy date of 11-1-98

                                   BANC ONE
                         EXECUTIVE LIFE INSURANCE PLAN

                       SPLIT DOLLAR INSURANCE AGREEMENT


THIS SPLIT DOLLAR INSURANCE AGREEMENT ("this Agreement"), made this 1st day of November, 1998 by and between BANC ONE CORPORATION and [NAME] (the "Participant").

                             W I T N E S S E T H:

     WHEREAS, BANC ONE CORPORATION has adopted the BANC ONE Executive Life Insurance Plan ("Plan") for the benefit of certain employees in order to assist those employees in providing a death benefit for their beneficiaries;

     WHEREAS, the Company and the Participant desire to enter into this Split Dollar Insurance. Agreement to set forth the terms and conditions under which the Participant will acquire and the parties will maintain life insurance protection on the life of [NAME] (the "Employee") pursuant to the Plan;

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the Company and the Participant agree as follows:

     1.   DEFINITIONS.  The following terms shall have the following meanings:
          -----------

     (a) "Cause" means the termination of the Employee's employment with the Company or a Related Company for any one or more of the following reasons: (l) embezzlement or theft from the Company or a Related Company, or other acts of dishonesty or disloyalty injurious to the Company or a Related Company; (2) use by the Employee of alcohol, drugs, narcotics, or other controlled substances to such an extent that the Employee's ability to perform his duties as an employee of the Company or a Related Company is materially impaired; (3) disclosing without authorization proprietary or confidential information of the Company or a Related Company; (4) committing any act of gross negligence or gross malfeasance; (5) conviction of a crime amounting to a felony under the laws of the United States of America or any of the several states; or (6) removal from office by order of the Comptroller of the Currency, Federal Reserve Board, or other appropriate agency. The determination of whether there has been a termination for cause shall be made by the Company.

     (b) "Company" means BANC ONE CORPORATION, an Ohio corporation, which has its principal place of business in Columbus, Ohio, and any organization that is a successor thereto.

     (c) "Disability" means a condition which renders an Employee Disabled as defined in the BANC ONE CORPORATION Long-Term Disability Plan, as amended from time to time.

     (d) "Early Retirement" means an Employee's retirement prior to attaining age 65 and upon or after attaining age 55 with at least 10 years of Service (as defined by the BANC ONE CORPORATION Retirement Plan) with the Company or a Related Company.
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     (e)  "Insurer" means the insurance company described in Schedule A to this
Agreement.

     (f) "Policy" means the life insurance policy or policies insuring the life of the Employee as described in Schedule A of this Agreement. If more than one policy is described in Schedule A, except as otherwise specifically promised in this agreement, all such policies will be collectively treated as one policy for purposes of this Agreement; provided, however, the Company may require a separate Collateral Assignment for each policy pursuant to Section 4 of this Agreement.

     (g) "Related Company" means any employer that is a corporation included with BANC ONE CORPORATION in a "controlled group of corporations," as defined in Code section 414(b), or an unincorporated business included with BANC ONE CORPORATION in a group of trades or businesses under "common control," as defined by regulations prescribed by the Secretary of the Treasury under Code section 414(c).

     (h) "Term Cost" means, as of the initial date of the Policy and upon each anniversary thereafter, an amount equal to the annual cost of current life insurance protection payable to the Participant's beneficiary under the Policy measured by the lesser of (1) the P.S. 58 rates as published by the Internal Revenue Service or (2) the Insurer's term rates effective on July 1, 1998.

     2.   APPLICATION FOR INSURANCE; OWNERSHIP OF THE POLICY.  The Participant
          --------------------------------------------------
shall apply to the Insurer for issuance of a life insurance policy or policies insuring the Employee's life and in such amount as determined by the Company. When the Policy is issued, the policy number(s) and initial face amount(s) shall be recorded on Schedule A. The Participant shall be the sole owner of the Policy and, subject to this Agreement and the Collateral Assignment, may exercise all ownership rights which the Policy grants to the policy owner. Except as otherwise provided in Section 3(c) of this Agreement, policy dividends shall be applied to purchase paid-up additional insurance protection. The Company's obligations under this Agreement are expressly conditioned on issuance of the Policy upon such underwriting classification and premium amount as are acceptable to the Company in the exercise of its sole and absolute discretion.

     3.   PREMIUM PAYMENTS.
          ----------------

     (a) Except as otherwise provided in this Agreement, the Company and the Participant shall each pay a portion of each premium due on the Policy. Each premium on the Policy shall be paid by the Company as it becomes due. Following each premium payment by the Company, the Participant shall reimburse the Company in an amount equal to the Term Cost.

     (b) Notwithstanding the foregoing, during the term of this Agreement the Company shall pay the portion of the annual premium described in Subsection (a) of this Section 3 for the number of years stated in Item 3 of Schedule A, commencing with the premium for the initial policy year.

     (c) If the Company is not obligated to pay a portion of the premium on the Policy for any policy year during the term of this Agreement, the Participant shall pay such premium. The Participant may pay such premium either in cash or by the application of policy dividends and/or surrenders of values. Provided, however, the Participant agrees not to pay such premium by the application of policy dividends or surrender of values if the Company's Policy Interest (as described in Subsection 5(a) below) is reduced thereby.

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     4.   COLLATERAL ASSIGNMENT.  To secure the Participant's reimbursement to
          ---------------------
the Company of the amount of premiums the Company pays on the Policy pursuant to this Agreement, the Participant shall, upon issuance of the Policy, assign the Policy to the Company as collateral by way of an agreement (the "Collateral Assignment"), being in such form as the Company requires and granting to the Company the limited rights in and to the Policy specified therein. All rights in and to the Policy not granted to the Company by the Collateral Assignment or this Agreement, including but not limited to the right to designate and change the beneficiary of that portion of the Policy proceeds to which the Participant is entitled, shall be retained by the Participant. The Collateral Assignment is intended only to grant to the Company a security interest in the Policy and this security interest shall not be interpreted in any way to include any incidents of ownership, except as provided in this Agreement and the Collateral Assignment. The Collateral Assignment shall not be canceled, altered or amended except as provided in this Agreement.

     5.   POLICY INTERESTS.
          ----------------

     (a)  Company's Policy Interest.  The Policy interests described in this
          -------------------------
Subsection 5(a) shall be referred to as the "Company's Policy Interest."

          (1) In the event of the surrender or cancellation of the Policy during the term of this Agreement, the Company's Policy Interest is limited to its right to recover a portion of the cash value equal to the lesser of (i) the cumulative amount of premiums on the Policy paid by the Company reduced by premiums reimbursed to it by the Participant or (ii) the entire Policy cash value.

          (2) Upon termination of the Plan prior to the third Policy anniversary, the Company shall have the sole right at its election pursuant to the terms of the Policy to change the Policy to a term policy and receive a refund of premiums paid less the cost of the change.

          (3) Upon the Employee's death during the term of this Agreement, the Company's Policy Interest is the greater of (i) the entire death benefit payable under the Policy reduced by the death benefit payable to the Participant's beneficiary as provided in Subsection 5(b)(2) or (ii) an amount equal to the cumulative amount of premiums on the Policy paid by the Company reduced by premiums reimbursed to it by the Participant.

     (b)  Participant's Policy Interest.  The Policy interests described in this
          -----------------------------
Subsection 5(b) shall be referred to as the "Participant's Policy Interest."

          (1) In the event of the surrender or cancellation of the Policy during the term of this Agreement, the Participant's Policy Interest shall be the entire Policy cash value minus the Company's Policy Interest described in Subsection 5(a)(l) above.

          (2) Upon the Employee's death during the term of this Agreement, the Participant's Policy Interest payable to the Participant's beneficiary is the lesser of (i) the Participant's Death Benefit specified in Schedule A payable in the policy year of the Employee's death or (ii) the entire death benefit payable under the Policy reduced by the excess of the cumulative amount of premiums on the Policy paid by the Company over premiums reimbursed to it by the Participant.

     (c) Any payments made under the Policy to the Company in connection with the rights granted to the Company pursuant to this Agreement shall first be made from the Policy's cash value attributable to the paid-up additional life insurance purchased by dividends payable under the Policy. The Participant shall have no interest in the paid-up additional life insurance protection except to the extent the death

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benefit or cash value thereof exceeds the Company's Policy Interest. Neither the
Company nor the Participant shall have the right to obtain policy loans without in each case obtaining the express written consent of the other party.

     (d) If the Employee dies during the first two years after the Policy issued under the Plan is in force, and any material misrepresentation was made in the policy application that would have resulted in a different classification or rating or in insurance not being accepted, and if a claim for benefits under the Policy is denied, then no payments will be made hereunder to the Participant or his beneficiary and the Agreement shall terminate.

     6.   TERMINATION OF AGREEMENT.
          ------------------------

     (a) This Agreement shall terminate without notice no later than sixty (60) days after the occurrence of any of the following:

          (l) The expiration of the number of Policy years stated in item 4, Schedule A as measured from the initial date of the Policy;

          (2) Failure of the Participant either to pay his share of a premium or to reimburse the Company for the Participant's share of a premium pursuant to
Section 3;

          (3) Termination of the Employee's employment with the Company or a Related Company or any successor thereto for any reason other than (A) Early Retirement, (B) upon or following the Employee's attainment of age 65, or (C) Disability; provided, however, that in its sole and absolute discretion the Company may elect to continue this Agreement.

          (4)  Termination of the Plan by the Company.

     Notwithstanding any other provision in this Subsection 6(a), this Agreement shall terminate upon the Employee's termination of employment for Cause.

     (b) (l) Except as provided in Paragraph 6(b)(2), upon occurrence of any of the events described in Paragraphs 6(a)(l) through (4) above or upon termination for Cause, the Participant shall have the right to pay to the Company within sixty (60) days following the date of such occurrence an amount equal to the Company's Policy Interest. Upon receipt of such amount by the Company this Agreement shall terminate and the Company shall promptly execute and deliver to the Participant an appropriate instrument releasing any and all rights of the Company under the Collateral Assignment so that all rights under the Policy thereafter inure to the Participant. If the Participant fails to timely repay the Company's Policy Interest within 60 days, then the Company shall refund to the Participant all payments made by the Participant to the Company or the Insurer for the unexpired portion of the premium payment period in which the termination of the Agreement occurred, and thereafter the Participant shall within 5 days execute any and all instruments required to vest sole ownership of the Policy in the company. The Participant shall thereafter have no further interest in the Policy and will be deemed to have satisfied all obligations for the repayment of any and all of the Company's Policy Interest.

          (2) Upon termination of the Plan by the Company prior to the third Policy anniversary and the Company's exercise of its right pursuant to Subsection 5(a)(2) to change the Policy to a term policy and receive a refund of premiums paid less the cost of the change, the Participant shall promptly execute any and all instruments required to vest sole ownership of the Policy in the Company and shall thereafter

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have no further interest in the Policy and will be deemed to have satisfied all obligations for the repayment of any and all of the Company's Policy interest.

     7.   ASSIGNMENT.
          ----------

     (a) The Participant may at any time transfer or assign his interest in the Policy and his rights and obligations under this Agreement to a third party or parties. Upon any such transfer, all of the Participant's interest in the Policy and rights and obligations under this Agreement and the Collateral Assignment shall be vested in the transferee or transferees, who shall be substituted for the Participant as a party or parties hereto, and the Participant shall have no further interest in the Policy or rights under this Agreement.

     (b) The Company may assign its rights, interest and obligations under this Agreement; provided, however, any such assignment shall be subject to the terms of this Agreement; and provided further, however, the Company shall remain liable to discharge its obligations under this Agreement.

     8.   ERISA.  The following provisions are part of this Agreement and are
          -----
intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is a "welfare plan" under ERISA. This Agreement (including the Schedules) constitutes a summary plan description under ERISA.

     (a)  Plan Name:  BANC ONE Executive Life Insurance Plan
          ---------

     (b)  Plan Number:  511
          -----------

     (c)  Plan Year:  January l - December 31
          ---------

     (d)  Employer:  BANC ONE CORPORATION, Attention Corporate Personnel, 100
          --------
East Broad Street, Columbus, Ohio 43271, telephone (614) 248-6346, Federal Tax ID #31-0738296.

     (e)  Plan Administrator:  BANC ONE CORPORATION, 100 East Broad Street,
          ------------------
Columbus, Ohio 43271-0161, telephone (614) 248-6346.

     (f)  Agent for Service of Legal Process:  BANC ONE CORPORATION, Attention
          ----------------------------------
Steven A. Bennett, 100 East Broad Street, Columbus, Ohio 43271-0158 (Service of process may also be made on the Plan Administrator).

     (g)  Eligibility Requirements:  You are eligible to participate in the Plan
          ------------------------
if you are an employee of BANC ONE CORPORATION or a Related Company and are designated as eligible to participate by the Chief Executive Officer of the Company or such other person(s) as he may designate from time to time.

     (h)  Claims:  For claims procedure purposes, the "Claims Manager" shall be
          ------
the Plan Administrator and such other persons as may be designated from time to time in writing by the Chief Executive Officer of BANC ONE CORPORATION.

          (1) If for any reason a claim for benefits under this Agreement is denied, in whole or in part, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Agreement, the Policy, the Collateral Assignment, or the Plan on which the denial is based, such other data or information as may be pertinent

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for the claimant to perfect his claim and information on the procedures to be followed by the claimant in obtaining a review of the claim, all written in a manner calculated to be understood by the claimant. For this purpose:

               (i) The claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.

               (ii) The Claims Manager's explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed (plus an additional 90 days if required for processing provided notice of the additional 90-day extension of time, indicating the specific circumstances requiring the extension and the day by which a decision shall be rendered, is given to the claimant within the first 90-day period). If a claimant does not receive a decision within such 90-day or 180-day period, as the case may be, the claim shall be deemed to have been denied in full.

          (2) The claimant shall have sixty (60) days following receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant's representative may submit pertinent documents and written issues and comments.

          (3) The Appeals Committee (a committee consisting of three (3) or more officers of the Company or a Related Company who shall be appointed by the Chief Executive Officer of the Company to hear appeals of denied claims; provided that with respect to denied claims of an executive officer of the Company, such Appeals Committee shall be the Personnel and Compensation Committee of the Board of Directors of the Company) shall decide the issue on review and furnish the claimant with a copy of the decision within sixty (60) days of receipt of the claimant's request for review of the claim unless special circumstances require an extension of time, in which case such decision shall be rendered not later than 120 days after receipt of the request. If an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Agreement, the Policy, the Collateral Assignment, or the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty
(60) days or 120 days, as the case may be, the claim shall be deemed denied on review. To the extent permitted by applicable law, the decision of the Claims Manager and the Appeals Committee shall be final and binding upon all parties.

               (i)  ERISA Rights: The Employee is entitled to certain rights and
                    ------------
protections under ERISA. ERISA provides that all participants shall be entitled to:

               Examine, without charge, at the plan administrator's office and at other specified locations, all plan documents, including insurance contracts, and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

               Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

               In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

               Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

               If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay those costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

               If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

     9.   ENTIRE AGREEMENT; AMENDMENT.  The Plan is made a part hereof and is
          ---------------------------
incorporated herein by reference. The Plan, this Agreement and the Collateral Assignment and any written amendments thereto contain all the terms and provisions of the parties' rights and obligations relating to the subject hereof and shall constitute the entire agreement of the parties, any other alleged terms or provisions being of no effect. Neither this Agreement nor the Collateral Assignment may be amended or modified except by a written instrument signed by all parties hereto.

     10.  LIABILITY OF COMPANY.  The benefits provided by the Insurer shall be
          --------------------
governed by the terms of the Policy. All such benefits are provided solely by the insurer and are subject to the Insurer's ability to pay benefits. The Company does not guarantee the Insurer's payments under the Policy.

     11.  BINDING EFFECT.  This Agreement is binding upon and inures to the
          --------------
benefit of the Company and any successor or transferee, the Participant (and the Participant's heirs, executors, administrators and transferees), and any Policy beneficiary.

     12.  MERGER OR CONSOLIDATION.  In the event of a merger or a consolidation
          -----------------------
by BANC ONE CORPORATION with another corporation, or the acquisition of substantially all of the assets or outstanding stock of BANC ONE CORPORATION by another corporation, then and in such event the obligations and responsibilities of BANC ONE CORPORATION under this Agreement shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges and benefits of the Participant under this Agreement shall continue.

     13.  NO EMPLOYMENT AGREEMENT.  This Agreement is not an employment
          -----------------------
agreement and nothing in this Agreement changes or in any way affects the Company's or a Related Company's rights to terminate the Employee's employment.

     14.  NO GUARANTEE OF ANY PARTICULAR TAX RESULTS.  Neither the Company nor
          ------------------------------------------
any of its agents, consultants or advisors guarantee any particular income tax treatment of this Agreement, the Collateral Assignment, the Plan, and the Policy. The Participant acknowledges that while the Agreement is in effect the Employee is subject to income taxation each year on the excess, if any, of the value of the economic benefit attributable to the life insurance protection provided to the Participant under this Agreement over the Participant's premium payment for such year. The Participant also acknowledges that although the Policy is designed not to be or become a Modified Endowment Contract ("MEC") as defined in Section 7702A of the Internal Revenue Code of 1986, it may nevertheless be or become a MEC. Under a MEC, cash withdrawals and Policy loans are taxed to the extent there are earnings in the Policy, and may be subject to an additional tax. The Participant represents that the Participant has consulted with such attorneys and other advisors as the Participant deems necessary and has not relied and does not rely upon the Company's advice or statements in entering into this Agreement.

     15.  PARTICIPANT'S INTEREST IS EXEMPT FROM CREDITORS (TO THE EXTENT
          --------------------------------------------------------------
PERMITTED BY LAW).  Subject to the terms and conditions of the Collateral
-----------------
Assignment and to the extent enforceable under applicable law, neither the Participant's interest in the Policy and this Agreement nor any part thereof is subject in any manner to (a) any claims of any creditor of the Participant or the Company, (b) the debts, contracts, liabilities or torts of the Participant or the Company, or (c) voluntary or involuntary transfer to, on behalf of, or on account of any creditor of the Participant or the Company. If any person or entity attempts to take any action contrary to this Section and if this Section is enforceable under applicable law, such action will have no effect, and the Company and the Participant will disregard the action, will not in any manner be bound by it, and will not incur any liability on account of it or the disregard of it.

     16.  MISCELLANEOUS.  Where appropriate in this Agreement, words used in the
          -------------
singular shall include the plural. This Agreement and all rights hereunder are governed by ER1SA and, to the extent that state law is applicable, the laws of the State of Ohio shall govern this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Plan under seal as of the day and year first above written.


                              BANC ONE CORPORATION

                              By:____________________________

                              _______________________________ (Title)


                              PARTICIPANT

                              _______________________________
                                    [Name]

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